Exhibit 99.1

Sept. 4, 2014 12:00 UTC

Simulations Plus Reports Preliminary Revenues for Fourth Fiscal Quarter FY2014

Company Reports Record Fourth Quarter and Fiscal Year Revenues

LANCASTER, Calif.--(BUSINESS WIRE)-- Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for its fourth fiscal quarter and fiscal year 2014, ended August 31, 2014 (4QFY14).

Mr. John R Kneisel, chief financial officer of Simulations Plus, stated: “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 4QFY14. Net income will not be known until income taxes have been determined and our auditors review our Annual Report on Form 10-K. We expect to file our 10-K with the U.S. Securities and Exchange Commission on or before the November 30, 2014 deadline.”

Preliminary results for the quarter:

•	This was the Company’s 28th consecutive profitable quarter

•	Preliminary revenues increased 15.1% to $1.805 million, compared to $1.568 million in 4QFY13

•	Approximately 25.5% of revenues came from new software licenses

•	Approximately 5.5% of revenues came from consulting studies and collaborations

•	Cash as of September 3, 2014 was $6.8 million after a dividend distribution of approximately $800,000 was made on August 11, 2014 and a $2.080 million payment made as part of the acquisition of Cognigen Corporation that was closed on September 2, 2014

Preliminary results for the fiscal year:

•	This was the company’s 7th consecutive profitable year, and set a new record for fiscal year revenues

•	Preliminary revenues increased 11.9% to $11.268 million, compared to $10.071 million in FY2013

•	Approximately 18.6% of revenues came from new software licenses

•	Approximately 3.9% of revenues came from consulting studies and collaborations

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John DiBella, vice president for marketing and sales of Simulations Plus, said: “This new record for fourth fiscal quarter revenues is likely to be eclipsed by a substantial amount going forward as a result of our just-completed acquisition of Cognigen Corporation. In addition to the sustained growth of Simulations Plus over more than 10 years, we will now be adding revenues from our Cognigen division. Needless to say, this is an exciting time for both Simulations Plus and Cognigen.”

Ted Grasela, newly appointed president of Simulations Plus, added: “I am very pleased to have been appointed president of Simulations Plus and Cognigen, and I’m encouraged by the strong preliminary results we are reporting today. I’m looking forward to fiscal year 2015 and working with the Simulations Plus and Cognigen teams to continue the excellent history of growth for Simulations Plus.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software products and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

Contacts

Simulations Plus Investor Relations
Ms. Renee Bouche, 661-723-7723
renee@simulations-plus.com
or
Hayden IR
Mr. Cameron Donahue, 651-653-1854
cameron@haydenir.com

Source: Simulations Plus, Inc.

View this news release online at:
http://www.businesswire.com/news/home/20140904005243/en

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